Exhibit 99.1

SHURGARD STORAGE CENTERS, INC.

NOTICE OF REDEMPTION OF

ALL OUTSTANDING SHARES OF

8.7% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

Notice is hereby given that, pursuant to Section 8 of the Designation of Rights and Preferences of the 8.7% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) of Shurgard Storage Centers, Inc., a Washington corporation (the “Shurgard”), Shurgard has called for redemption, and will redeem, on August 22, 2006, all of its outstanding shares of Series C Preferred Stock, subject to the satisfaction or valid waiver of all of the conditions contained in Article IX of that certain Agreement and Plan of Merger, dated as of March 6, 2006, by and among Public Storage, Inc., ASKL Sub LLC and Shurgard (the “Merger Agreement”) in accordance with the terms of such Merger Agreement. If all such conditions contained in the Merger Agreement have not been satisfied or validly waived by the close of business on August 22, 2006, then the redemption date will be the next Business Day following the satisfaction or valid waiver of all such conditions. Shurgard filed a copy of the Merger Agreement with the Securities and Exchange Commission as an exhibit to its Form 8-K, dated March 7, 2006.

On the redemption date, Shurgard will deliver, or cause to be delivered, out of funds legally available therefor, to the holders of record of the Series C Preferred Stock, in exchange for each share of Series C Preferred Stock called for redemption, $25.00, plus a sum equal to all distributions accumulated and unpaid thereon to the redemption date (the “Redemption Price”).

Stock certificates representing shares of the Series C Preferred Stock (the “Stock Certificates”), accompanied by proper instruments of assignment and transfer if payment is to be made other than to the registered holder(s), shall be surrendered for redemption at any one of the following places:

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

Delivery of the foregoing instruments and documents to any other address shall not constitute valid delivery.

On or before the redemption date, Shurgard will deposit with American Stock Transfer & Trust Company, the Redemption Price, in trust for the pro rata benefit of the holders of shares of Series C Preferred Stock called for redemption. On or after the redemption date, all shares of Series C Preferred Stock shall be deemed no longer to be outstanding; distributions thereon shall cease to accrue; and all rights with respect to the shares of Series C Preferred Stock called for redemption shall forthwith at the close of business on the redemption date cease and terminate, except only the right of the holders thereof to receive the Redemption Price of the shares so redeemed, but without interest, upon surrender of their Stock Certificates.

Any moneys deposited by Shurgard and unclaimed at the end of five years from the redemption date shall, to the extent permitted by law, be repaid to Shurgard, after which repayment the holders of Series C Preferred Stock called for redemption shall look only to Shurgard for the payment thereof.

July 23, 2006	SHURGARD STORAGE CENTERS, INC.